EXHIBIT 99.1

Mesa Energy Holdings, Inc. Announces 4th Quarter Production

Dallas, TX, March 13, 2012: Mesa Energy Holdings, Inc. (the “Company”)(OTC: MSEH), an oil and gas exploration and production company, announced 4th quarter production from its five fields located in Plaquemines and Lafourche Parishes, Louisiana.

Average net production for the 4th quarter of 2011 was approximately 357 barrels of oil per day and 2,007 MCF of gas per day (691BOED) from 18 producing wells. Total net production for 4th quarter of 2011 was approximately 32,853 barrels of oil and 184,644 MCF of gas, resulting in the best quarterly production the Company has had thus far. The Company anticipates a substantial increase in production this year as it continues its recompletion and enhancement program.

Final preparations are being made to recomplete two additional wells in the Lake Hermitage Field, the LLDSB # 34 and the LLDSB # 14. The Company expects to complete these efforts by the end of April 2012. Additional wells are being evaluated as well as new drilling opportunities.

“Our technical team has done a great job with its evaluation of the potential in the Lake Hermitage Field. The team has identified a multi-well inventory of behind pipe zones for recompletion. In addition, the team has identified up to fifty-eight potential drilling opportunities, nine of which are proved undeveloped (“PUD”) locations with multiple stacked prospective zones. We look forward to continuing our recompletion program and expect to drill the first of several developmental wells in this field later this year,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.
More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company and to integrate and successfully exploit any resulting acquisitions, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition, changes and volatility in energy prices and general economic conditions.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information

Mesa Energy Holdings, Inc.

IR@mesaenergy.us

Ph: 972-490-9595